Exhibit 99.2     Press Release

FOR IMMEDIATE RELEASE

February 28, 2003

                                                                                    For More Information, Contact:
                                                                                    Willard "Chuck" Lewis, CTB
                                                                                    (404) 653-2815

Citizens Trust Bank Closes Acquisition of Citizens Federal Savings Bank
Expanding Its Service and Community Commitment

            ATLANTA (Friday, February 28, 2003)- Citizens Trust Bank of Atlanta, Georgia (CTB) today announced that it has completed its acquisition of Citizens Federal Savings Bank (CFS) of Birmingham, Alabama. The former CFS will now be known as Citizens Trust Bank Alabama Division. This acquisition combines two of the oldest and largest African American owned banking companies in the country.  The combined company has assets of nearly $400 million and has operations in Birmingham and Eutaw, Alabama in addition to the existing CTB branches in metropolitan Atlanta and Columbus, Georgia.

            "We are excited about this opportunity. We believe the real beneficiaries of this transaction will be the residents and small businesses in our new Alabama market area. This combination will undoubtedly foster stronger economic growth, development and business opportunity," said James Young, president and CEO of Citizens Trust Bank.  "This transaction is the culmination of nearly two years of negotiations, planning and hard work by both banks.

            CTB's shares are traded through its holding company, Citizens Bancshares Corporation, in the Over the Counter market under the ticker symbol of CZBS. It is the largest African American owned bank in the southeastern United States and one of the three largest in the country. CTB's main focus is providing commercial banking services to small to medium sized businesses, but prides itself on offering a full range of quality products and services. CTB is the only African American owned bank in the country that enjoys preferred lender status with the SBA.

Shareholder Information

            In accordance with the terms of the Agreement, the former CFS shareholders will receive $65.04 for each share of CFS common stock that they own. To effect this exchange, CFS shareholders are required to surrender their certificates representing shares of CFS common stock to SunTrust Bank, the Exchange Agent, immediately upon receipt of the Letter of Transmittal. A Letter of Transmittal will be forwarded to all CFS shareholders beginning March 3, 2003.  CFS shareholders are to mail their CFS common stock certificate(s), along with the letter of transmittal, to the Exchange Agent to surrender their certificate(s).

Operations

            CTB will continue to operate CFS as a stand alone banking unit, providing much of the same services that it has offered pre-acquisition until the first half of June 2003. At that time, CTB will convert the computer systems and customer records of CFS into the CTB system. After this conversion, the Alabama Division customers will enjoy the full benefit of CTB's extensive product line, including MasterCard's, MasterMoney Debit cards, Internet banking and mutual fund sales. The official brand conversion including logo, signage and letterhead from CFS to Citizens Trust Bank will be completed by the end of June.

            Citizens Trust Bank, which has been partners with communities since 1921, will host a reception on March 18, 2003 at the main office branch located at 1700 3rd Avenue North to provide additional details regarding the impact this merger will have on current CFS customers.  Since its inception, the bank has continued to fulfill its mission to promote financial stability and business development; stress the principles of thrift; and make home ownership a reality in minority communities. CTB is dedicated to the growth and development of communities through superior products and extraordinary service. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS.  Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.